Exhibit 10.6

Knowledge Exchange

COMMERCIAL LICENCE AGREEMENT

(EXCLUSIVE)

NewSouth Innovations Pty Limited

(ABN 25 000 263 025)

and

PENAO Pty Ltd

(ACN 634 333 387)

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DETAILS

DATE	21st January 2021

PARTIES	NewSouth Innovations Pty Limited ABN 25 000 263 025 (NSi)

Rupert Myers Building, Gate 14 Barker Street, UNSW, Sydney, NSW 2052, Australia

	Contact:	Director, Knowledge Exchange
	Phone:	+61 2 9385 5008
	Fax:	+61 2 9385 5566
	Email:	contracts.manager.kex@unsw.edu.au

PENAO Pty Ltd ACN 634 333 387 (Licensee)

Rupert Myers Building, Gate 14 Barker Street, UNSW, Sydney, NSW 2052, Australia

Contact:	Peter French, Chairman
Phone:	+61 412 457 595
Email:	pwf261@iinet.net.au

BACKGROUND	(a)	NSi is the owner of or otherwise authorised to use certain Intellectual Property including the Patent set out in Annexure 1.

	(b)	The Licensee wishes to be granted a licence to Exploit the Licensed IP.

	(c)	NSi agrees to grant to the Licensee, and the Licensee agrees to accept, a licence to the Licensed IP, and the parties agree to accept certain other rights and obligations, on the terms and conditions of this Agreement.

ENTIRE AGREEMENT	This agreement consists of the General Terms, these Details and any annexures or schedules to this agreement.

COMMENCEMENT DATE	The date of last execution of the Licence Agreement.

TERM	From the Commencement Date until the date on which the last Patent has lapsed or expired and all Know-how forming part of the Licensed IP has entered the public domain.

PATENTS	See Annexure 1.

TERRITORY	Worldwide.

FIELD	All fields.
LICENCE FEES	The Licence Fee is the issuance of shares in the Licensee to NSi in accordance with timetable set out set out in clause 3.1 of Schedule 5 of the Shareholders Variation Agreement as amended from time to time. At the commencement date the timetable is as set out in Annexure 2.

INSURANCE	Public liability and product liability insurance and Professional Indemnity insurance in an amount agreed with NSi.

MINIMUM PERFORMANCE OBLIGATIONS	1.	Exploitation:
The Licensee must:

(a)	pursue vigorously throughout the Territory and the Field opportunities for the Exploitation of the Licensed IP and the Products; and

(b)	use its best endeavours (whether by itself or through permitted Sub-licensees, sub-contractors or assignees) to obtain regulatory approvals for the Exploitation of the Products in the United States, Europe, China and Australia;

2.	Achievement of the Milestones

The Licensee must meet the milestones set out in clause 3.1 of Schedule 5 of the Shareholders Variation Agreement as amended from time to time. At the commencement date the Milestones are as set out in Annexure 2.

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EXECUTED AS AN AGREEMENT

Signed for and on behalf of NewSouth Innovations Pty Ltd	Signed for and on behalf of PENAO Pty Ltd

Signature of Authorised Officer	Signature

Print Name	Print Name

Position	Position

Date	Date

The signatory warrants that they are authorised to execute this agreement on behalf of NewSouth Innovations Pty Ltd.	The signatory warrants that they are authorised to execute this agreement on behalf of PENAO Pty Ltd.

GENERAL TERMS

THE PARTIES AGREE:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Affiliate means any person who, directly or indirectly, Controls, is Controlled by or is under common Control with a party.

Beroni means Beroni Group Limited (ACN 613 077 526).

Business Day means a day that is not a Saturday, a Sunday nor a public holiday in the principal place of business of a party.

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Claim means an infringement and/or invalidity claim against the Licensee by a third party in relation to the Licensed IP or a claim of infringement and/or invalidity made by the Licensee against a third party in relation to technology which may infringe the Licensed IP.

Commencement Date means the commencement date specified in the Details, or if no date is specified in the Details, the date of last execution of this Agreement.

Commercialisation Plan means a plan for the Exploitation of the Licensed IP in the Territory and in the Field prepared by the Licensee, as updated or amended from time to time in accordance with clause 9.2(b).

Confidential Information means all know how, Intellectual Property, business, financial, technical and other commercially valuable or sensitive information of a party in whatever form, including inventions (whether or not reduced to practice), trade secrets, methodologies, formulae, graphs, drawings, samples, biological materials, devices, models, business plans, policies and any other materials or information which a party regards as confidential, proprietary or of a commercially sensitive nature that may be in the possession of that party or its Affiliates or its or their employees or officers, including the terms of this Agreement and including, in the case of NSi, all information in or relating to the Licensed IP, in each case whether disclosed visually, orally, in writing or by electronic means, directly or indirectly by a party (including by an Affiliate) and whether disclosed before or after the Commencement Date, but excluding information which:

(a)	is now in the public domain, or enters the public domain after the Commencement Date, through no fault of the recipient;

(b)	can be shown by contemporaneous records of the recipient to have been known to the recipient at the time it is received pursuant to this Agreement;

(c)	is provided to the recipient by a third party after the Commencement Date, lawfully and without violating any restriction on its disclosure; or

(d)	can be shown by contemporaneous records of the recipient to have been independently developed by the recipient without reference to the Confidential Information of the other party.

Control has the meaning given to that term in section 50AA of the Corporations Act 2001 (Cth).

Exploit means:

(a)	in relation to an Intellectual Property right, the exercise of all the rights exclusively granted to the holder of such Intellectual Property rights by the laws of the jurisdiction in which the Intellectual Property right subsists, including where permitted under this Agreement the right to sub-license those rights;

(b)	in relation to a product, kit, apparatus, substance, documentation or information resource (or any part of such materials), to make, distribute, market, sell, hire out, lease, supply, or otherwise dispose of it; and

(c)	in relation to a method or process, to use the method or process or to make, distribute, market, sell, hire out, lease, supply, or otherwise dispose of a product, kit or apparatus the use of which is proposed or intended to involve the exercise of the method or process, and Exploitation will be similarly construed.

Field means the field specified in the Details.

Force Majeure means any act, event or cause (other than lack of funds) which is beyond the reasonable control of the affected party.

GST means the tax imposed by the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and any related tax imposition Acts of the Commonwealth of Australia.

Improvements means all developments, improvements, modifications, enhancements, adaptations and derivative works of the Licensed IP, and all developments which are enabled by, developed from or reliant upon the Licensed IP, and includes all Intellectual Property rights in the foregoing.

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Insolvency Event means circumstances in which a party:

(a)	is unable to pay its debts as they fall due;

(b)	makes or commences negotiations with a view to making, a general re-scheduling of its indebtedness or a general assignment, scheme of arrangement or composition with its creditors;

(c)	takes any corporate action or any steps are taken or legal proceedings are started for:

(i)	its winding-up, dissolution, liquidation, or re-organisation, other than to reconstruct or amalgamate while solvent on terms approved by the other party (which approval will not be unreasonably withheld); or

(ii)	the appointment of a controller, receiver, administrator, official manager, trustee or similar officer of it or of any of its revenues and assets; or

(d)	seeks or is granted protection from its creditors, under any applicable legislation.

Intellectual Property means statutory and other proprietary rights in respect of copyright and neighbouring rights, all rights in relation to inventions, patents, plant varieties, registered and unregistered trade marks, registered and unregistered designs, circuit layouts and rights to require information to be kept confidential, and all other rights as defined by Article 2 of the Convention establishing the World Intellectual Property Organization of July 1967, and all rights to apply for any of the above, but does not include moral rights that are not transferable.

Know-how means all unpatented technical and other information not in the public domain including inventions, discoveries, concepts, data, formulae, ideas, specifications, procedures and results for experiments and tests, experimentation and testing, and results of research and development, including laboratory records, clinical trial data, case reports, data analysis and summaries, and information in submissions to and information from ethics committees and regulatory bodies, relating to the inventions the subject of the Patents, or any Licensee Improvements included within the Licensed IP in accordance with this Agreement, including the know-how specified in the Details.

Licence Fees means the fees payable by the Licensee to NSi under clause 4.1(a), as specified in the Details.

Licensed IP means the:

(a)	Patents;

(b)	Intellectual Property rights in the Know-how; and

(e)	Other Statutory Rights.

Licensee Improvements means all Improvements independently developed or acquired by or on behalf of the Licensee during the Term.

Minimum Performance Obligations means the minimum performance obligations specified in the Details.

Other Statutory Rights means all Intellectual Property rights other than the Patents, subsisting in or relating to the inventions the subject of the Patents, or any Licensee Improvements included within the Licensed IP in accordance with this Agreement, including copyright and design rights.

Paper means any manuscript, abstract, paper, journal article, student thesis or content of any oral, poster or other presentation containing or referring to the Licensed IP or the Products.

Patents means:

(a)	the patents and patent applications described in the Details and set out in Annexure 1;

(b)	all patent applications that may be filed by or on behalf of NSi which are based on, claim priority from, are divided from or are continuations of any patent application described in the Details; and

(c)	all patents which may be granted pursuant to any of the patent applications referred to in paragraphs (a) or (b);

(d)	all patents and patent applications forming part of Licensee Improvements included within the Licensed IP in accordance with this Agreement.

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PENAO means the anti-cancer compound known as “PENAO”.

Product means the entire assembly of components constituting any product, kit, apparatus, substance, documentation, information resource or service arising from the Exploitation of the Licensed IP, including all products and services whose research, development, manufacture, import, marketing, use, sale, or supply applies, utilises or incorporates any part of the Licensed IP.

Registration Costs means fees, costs and expenses (including patent attorney and legal fees and expenses and government charges) incurred after 28 March 2018, in the obtaining of grants of the Patents or other formal Intellectual Property rights forming part of the Licensed IP in the Territory and maintaining the same, and includes all expenses incurred in making and prosecuting patent applications and dealing with any opposition to any application for such registrations, any challenge to the validity of any such registrations, and action taken in relation to infringement of Patents or such other Intellectual Property.

Sale means any sale, transfer, rental, lease, hiring out, distribution, commercial supply or other disposal of Products by or on behalf of the Licensee or its Affiliates and Sell and Sold will be similarly construed.

Shareholders Agreement means the Shareholders Agreement entered into between NSi, the Licensee and other shareholders of the Licensee on or about 5 July 2019.

Shareholders Variation Agreement means the Shareholders Variation Agreement entered into between NSi, the Licensee and other shareholders of the Licensee on or about 23 December 2020. Sub-licensee means a person (including an Affiliate of the Licensee) with whom the Licensee enters into an arrangement for the Exploitation of the Licensed IP in the Territory and in the Field as a permitted sub-licensee, subcontractor or assignee.

Taxes means all applicable taxes (including GST), levies, duties, charges, deductions and withholdings and similar imposts imposed by law or by any government agency, other than imposts charged on net income.

Term means the term of this Agreement specified in the Details.

Territory means the territory specified in the Details.

UNSW means the University of New South Wales (ABN 57 195 873 179).

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and conversely, and a gender includes all genders;

(c)	a reference to a clause, Details or annexure is a reference to a clause of or Details or annexure to this Agreement and references to this Agreement include any background recital, Details and annexure;

(d)	a reference to a thing (including a right) includes a reference to a part of that thing;

(e)	a reference to a document includes the document as modified from time to time and any document replacing it;

(f)	the word “person” includes a natural person and any body or entity whether incorporated or not;

(g)	a reference to “written” or “in writing” includes any communication sent by letter, email or facsimile transmission;

(h)	a reference to any statute, proclamation, rule, regulation or ordinance includes any amendment, consolidation, modification, re-enactment or reprint of it and any statute, proclamation, rule, regulation or ordinance replacing it. A reference to a specified section, clause, paragraph, Details or item of any statue, proclamation, rule, regulation or ordinance means a reference to the equivalent section of the statue, proclamation, rule, regulation or ordinance which is for the time being in force;

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(i)	a reference to law includes laws, acts, ordinances, rules, regulations, other delegated legislation, codes and the requirements and directions of any relevant government or quasi-government department, body or authority in force from time to time (including any stock exchange);

(j)	wherever “include” or any form of that word is used it must be construed as it were followed by “(without limitation)”;

(k)	a reference to any agency or body, if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or functions removed (defunct body), means the agency or body which performs most closely the functions of the defunct body; and

(l)	money amounts are stated in the lawful currency of Australia unless otherwise specified.

2.	LICENCE

2.1	Grant of licence

NSi grants to the Licensee during the Term separate exclusive, non-transferable licences to the:

(i)	Patents;

(ii)	Intellectual Property rights in the Know-how; and

(iii)	Other Statutory Rights;

to Exploit the Products in the Territory and within the Field, including the right to sub-license as permitted in this Agreement.

2.2	Transfer of rights

Subject to clause 3, the licences under this Agreement are personal to the Licensee and the Licensee must not assign, transfer or in any way charge, mortgage or deal with any of its rights or obligations under this Agreement without NSi’s prior written consent which shall not be unreasonably withheld. Nothing in this Agreement restricts the right of NSi to assign any of its rights, obligations or liabilities under this Agreement to an Affiliate.

2.3	Licensee’s acknowledgments

The Licensee acknowledges that:

(a)	this Agreement does not confer and the Licensee does not acquire any right, title or interest in the Licensed IP other than as expressly set out in this Agreement;

(b)	as between the parties, NSi is the owner of the Licensed IP;

(c)	to the extent permitted by law, the Licensee may not Exploit the Licensed IP or any Products outside the Territory or the Field or knowingly supply any Products to any person for resupply outside the Territory or the Field; and

(d)	NSi reserves all rights in and to the Licensed IP outside the Territory and the Field and may Exploit or license others to Exploit the Licensed IP and the Products outside the Territory and the Field as it sees fit.

2.4	Disclosure of the Licensed IP and technical assistance

(a)	Following the Commencement Date, to the extent it has not already done so, NSi must disclose to the Licensee details of the Licensed IP.

(b)	NSi may, subject to payment in accordance with its usual consulting rates and on its standard consulting terms and conditions from time to time, provide the Licensee with technical assistance and consultancy services reasonably requested by the Licensee in relation to the Exploitation of the Licensed IP and the Products.

2.5	Research by UNSW

Despite anything else in this Agreement, the Licensee acknowledges and agrees that NSi retains the right to use the Licensed IP for education and non-commercial research purposes within the Territory and the Field, including the right to sub-license the Licensed IP to UNSW and UNSW personnel for this purpose.

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3.	SUB-LICENCES

3.1	Sub-licences

Subject to clause 3.2, the Licensee may by written agreement grant sub-licences to Exploit the Licensed IP (not including the right to sub-license) within the Territory and the Field:

(a)	to its Affiliates without the consent of NSi, provided that the Licensee must supply to NSi a copy of any agreement effecting any such sub-licence within 14 days of its execution; and

(b)	to third parties only with the prior written consent of NSi. The Licensee must provide to NSi a copy of any proposed agreement effecting any such sub-licence at least 30 days prior to its proposed or planned execution.

3.2	Conditions of Sub-licences

Any permitted sub-licence granted by the Licensee pursuant to clause 3.1 must be on terms consistent with the terms and conditions of this Agreement and must:

(a)	provide that the sub-licence and the rights granted under it are personal to the Sub-licensee and the Sub-licensee must not at any time assign, transfer or in any way charge, mortgage or deal with any of its rights or obligations under the sub-licence without NSi’s prior written consent;

(b)	provide in a form reasonably required by NSi that the Sub-licensee releases NSi and UNSW from, and indemnifies NSi and UNSW against, all costs and liability in connection with the sub-licence and the Sub-licensee’s exercise of rights under it, including indirect and consequential loss, liability for breach of contract, under statute, common law, tort (including negligence) or otherwise to the extent permitted by law;

(c)	contain obligations of confidentiality in respect of NSi’s Confidential Information, and the right of NSi to inspect the Sub-licensee’s premises and records, in a form substantially similar to those contained in this Agreement;

(d)	not otherwise grant rights which are inconsistent with the rights and obligations of the Licensee under this Agreement;

(e)	terminate where the Sub-licensee ceases to be an Affiliate of Licensee, unless NSi has given its prior written consent to the continuation of the relevant sub-licence;

(f)	if the licence of any right in respect of the Licensed IP is terminated under this Agreement, terminate to a corresponding extent; and

(g)	terminate on the termination or expiry of this Agreement, except where this Agreement is terminated under clauses 17.3(a)(iv) or 17.3(a)(vi) in which case the sub-licence must provide for the novation of the rights and obligations of Licensee under the sub-licence to NSi at NSi’s absolute discretion. For the purpose of any such novation, the Licensee hereby appoints NSi as its attorney to do all things and execute all documents necessary or desirable to perfect such novation of the sub-licence agreement on behalf of the Licensee.

3.3	Licensee responsible for Sub-licensees

All acts, omissions and Exploitation of the Licensed IP by or on behalf of the Licensee’s Sub-licensees will be deemed to be acts, omissions and Exploitation by the Licensee for the purposes of this Agreement.

3.4	Licensee to procure compliance by sub-licensees

The Licensee must procure that each of its Sub-licensees complies with the terms of the relevant sub-licence.

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4.	PAYMENTS

4.1	Licence Fees

In consideration of the licences granted in clause 2.1 and the disclosure of the Licensed IP pursuant to clause 2.4, the Licensee must::

(a)	grant NSi the equity in the Licensee as the Licence Fees as specified in the Details; and

(b)	pay to NSi any other amounts due from time to time under this Agreement, upon request in accordance with the relevant obligations.

4.2	Notification of milestone events

The Licensee must immediately notify NSi in writing upon the occurrence of any milestone or other event which triggers the payment of any Licence Fee under clause 4.1(a), as specified in the Details.

4.3	Not used

4.4	Late payment

Without prejudice to NSi’s other rights or remedies, if the Licensee fails to pay any amount by the due date NSi may charge interest on the amount outstanding:

(a)	calculated daily from the due date of payment to the date payment is received by NSi in full; and

(b)	at an interest rate of 2% above the rate quoted on the due date of payment (and if no rate was quoted on that day, the day on which it is next quoted) for business overdrafts over AUD$100,000 by NSi’s principal Australian bank.

4.5	Payments

All Licence Fees, and other payments to be made by the Licensee to NSi under this Agreement are to be made in Australian currency and are to be made by bank draft made payable to NSi or, at NSi’s option, direct deposit into the account notified by NSi in writing.

5.	TAXES

5.1	General Taxes

(a)	All amounts payable by the Licensee under this Agreement are exclusive of any applicable Taxes and, subject to clause 5.3, the Licensee must pay directly (if applicable) or reimburse NSi for any such Taxes.

(b)	Where required, NSi will provide a tax invoice to the Licensee.

5.2	GST

(a)	In circumstances where GST applies, at the Licensee’s cost, NSi must do all things reasonably necessary to assist the Licensee to claim any input tax credit or refund available in relation to any GST paid or payable by the Licensee under this clause 5.

(b)	NSi may invoice the Licensee for GST when NSi invoices the Licensee for payments due under this Agreement or when NSi is required to remit the GST, at NSi’s option.

(c)	Any GST payable by the Licensee under this Agreement is calculated by multiplying by the prevailing GST rate by the amount of the consideration payable by the Licensee for the relevant supply.

(d)	If a payment to a party under this agreement is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled in respect of that loss, cost or expense before any adjustment is made for GST.

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5.3	Withholding taxes

All payments made under this Agreement are exclusive of any withholding taxes. If any laws, rules or regulations require the withholding of amounts of Taxes or other amounts from payments made by the Licensee to NSi under this Agreement, the Licensee must gross up such payments so that the amount actually paid to NSi is the amount NSi would otherwise receive if no amount was required to be withheld.

6.	ACCOUNTS

6.1	Licensee to retain records

The Licensee must create and maintain for 7 years from the date of creation, in a manner approved by NSi from time to time, separate, comprehensive, accurate, up-to-date and auditable financial records and provide NSi with any other information it reasonably requires from time to time.

6.2	NSi’s right to inspect records

The Licensee must:

(a)	permit NSi’s accountant, auditor or nominee, on reasonable notice and during ordinary business hours on a Business Day, to inspect and verify the financial records; and

(b)	give all reasonable help in any inspection and verification and permit NSi’s accountant, auditor or nominee to take copies of such records.

6.3	Obligations of Sub-licensees

The Licensee must procure:

(a)	that all Sub-licensees comply with obligations substantially the same as those contained in this clause 6; and

(b)	for NSi the rights of inspection under clause 6.2 in respect of the Licensee’s Sub-licensees.

7.	PROSECUTION AND MAINTENANCE OF PATENTS

7.1	Prosecution

Subject to clause 7.3, NSi must, to the extent commercially and legally reasonable in accordance with the advice available to it, use reasonable and timely efforts in consultation with the Licensee to:

(a)	prosecute all Patents and other applications for statutory protection of the Licensed IP existing as at the Commencement Date; and

(b)	maintain all Patents and other rights granted on those applications.

7.2	Assistance in prosecution

(a)	NSi and the Licensee must render all reasonable non-monetary assistance to each other in relation to the prosecution and maintenance of the Patents.

(b)	At the Licensee’s written request, NSi will advise the Licensee about the current status of the Patents.

7.3	Costs of Patents

(a)	The Licensee must pay or reimburse NSi (at NSi’s option) all Registration Costs incurred by or on behalf of NSi.

(b)	The Licensee must provide at least 60 days’ written notice if it does not wish to continue payment of Registration Costs with respect to any Licensed IP in any country in the Territory, in which case NSi may, at its sole discretion:

(i)	cease prosecution of that Licensed IP or allow it to lapse in that country; or

(ii)	prosecute or maintain such Licensed IP in that country at its own cost, and from the date the Licensee’s notice becomes effective the licence(s) under this Agreement for the relevant Licensed IP in that country will terminate and the Licensee will have no obligation to pay any Registration Costs incurred after that date in respect of such Licensed IP in that country under clause 7.3(a).

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8.	NO CHALLENGE TO VALIDITY

(a)	The Licensee must draw to NSi’s attention any information which the Licensee believes is relevant to the validity or ownership of the Licensed IP.

(b)	Except where such a prohibition is not permitted under applicable law, the Licensee must not raise or cause to be raised any questions concerning, or any challenge or any objection to, the validity or ownership of any part of the Licensed IP.

(c)	Where such a prohibition is not permitted under applicable law, if the Licensee raises or causes to be raised any question concerning, or any objection to, the validity or ownership of any part of the Licensed IP, NSi may, to the extent permitted by law, by notice in writing to the Licensee terminate the licence(s) granted to the Licensee under this Agreement for that part of the Licensed IP.

9.	EXPLOITATION BY LICENSEE

9.1	Best efforts to Exploit

The Licensee must use its best endeavours during the Term to:

(a)	Exploit the Products in the Territory and in the Field so as to maximise Sales of Products;

(b)	adhere to the Commercialisation Plan; and

(c)	progress the development of the Licensed IP and the Products.

9.2	Reports

(a)	The Licensee must deliver to NSi within 10 Business Days of the end of each calendar year during the Term, in a form reasonably required by NSi, a written report setting out progress of the development and Exploitation of the Licensed IP and the Products in the previous calendar year.

(b)	The Licensee must deliver to NSi within 10 Business Days of the end of each calendar year during the Term an updated Commercialisation Plan, including advice to NSi of any proposed modifications to the existing Commercialisation Plan which NSi may accept or reject in its sole discretion. If NSi rejects an updated Commercialisation Plan, NSi must provide comments setting out the reasons for its rejection and the Licensee must provide to NSi within 10 Business Days a revised version of the updated Commercialisation Plan reflecting all of NSi’s reasonable comments.

(c)	The Licensee must procure that its Sub-licensees comply with obligations substantially equivalent to those in this clause 9.2.

9.3	Minimum Performance Obligations

(a)	Without limiting the obligations set out in clauses 9.1 and 9.2, the Licensee must meet each Minimum Performance Obligation by the relevant date (if any) set out in the Details.

(b)	Where at any time the Licensee fails to meet a Minimum Performance Obligation, NSi may in its absolute discretion by 30 days’ prior written notice to the Licensee:

(i)	terminate the licence of any or all rights in respect of the Licensed IP granted under this Agreement; or

(ii)	convert any or all of the exclusive licences under this Agreement in respect of the Licensed IP into non-exclusive licences, and grant to third parties the right to Exploit the relevant Licensed IP on a non-exclusive basis in all or any part of the Territory and Field.

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9.4	Compliance with laws

The Licensee must ensure that the Exploitation of the Licensed IP and the Products by or on behalf of the Licensee and its Sub-licensees is carried out with all due care and skill and in compliance with all applicable laws, regulations, standards and requirements of relevant jurisdictions.

9.5	Exclusive efforts

The Licensee must not during the Term directly or indirectly engage in or be knowingly concerned with the development, manufacture, marketing, sale, supply or other commercial Exploitation of any product or service competitive with or substitutable for the Products in the Territory.

10.	PRODUCTS

10.1	Marking and quality of Products

Where the Licensee or Sub-licensees make or cause to be made, supply or cause to be supplied, any Products, the Licensee must (as applicable) itself, or cause its Sub-licensees to, comply with the following obligations:

(a)	The Licensee or its Sub-licensee (as applicable) must, unless otherwise directed by NSi, at the Licensee’s cost, suitably mark or cause to be marked all containers and packages of any Product it supplies, and must affix or cause to be affixed on some conspicuous part of every such Product where reasonably appropriate, a stamped plate or other permanent method of marking agreed to by the parties, containing:

(i)	the numbers of the relevant Patents or patent applications or other relevant protection; and

(ii)	a statement that the Products are made under licence from UNSW.

(b)	Where applicable, the Licensee or its Sub-licensee (as applicable) must:

(i)	manufacture, or cause to be manufactured, the Products with due care and skill and in accordance with all relevant best practice industry standards, and ensure that the Products are of good and merchantable quality and fit for their purpose, and meet all legal requirements, including all product liability laws, applicable where the particular Product is to be Exploited; and

(ii)	promptly notify NSi of any significant quality failures which affect the Products and any circumstances which may require the recall of any Products.

10.2	Inspection of Licensee’s premises

On reasonable notice from NSi, the Licensee must permit NSi or its authorised representative to inspect the Licensee’s premises during business hours on a Business Day in order to observe the manufacture of Products and to verify whether the Licensee is complying with its obligations under this Agreement.

10.3	Records of Exploitation

The Licensee must keep appropriate, comprehensive, accurate and up-to-date financial, technical and commercial records of its compliance with its obligations under this Agreement and must:

(a)	permit NSi, its authorised representative or agent, on reasonable notice and during ordinary business hours on a Business Day, to inspect and verify such records; and

(b)	give all reasonable help in any such inspection and verification and permit NSi, its authorised representative or agent to take copies of such records.

10.4	Cost of inspection

NSi’s cost of inspections under clauses 10.2 and 10.3 will be borne by NSi unless an inspection shows that the Licensee is in breach of its obligations under this Agreement, in which case the cost of that inspection will be payable by the Licensee.

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10.5	Obligations of sub-licensees

The Licensee must procure:

(a)	that all Sub-licensees comply with obligations substantially the same as those contained in this clause 10; and

(b)	for NSi the rights of inspection under clauses 10.2 and 10.3 in respect of the Licensee’s Sub-licensees.

10.6	Insurance

(a)	The Licensee must during the Term, and for so long as is necessary after the Term to give effect to this clause 10.6, take out and maintain with reputable insurers reasonably acceptable to NSi:

(i)	comprehensive public and product liability insurance policies which give coverage against all usual risks, including for any claim or demand arising out of or in relation to this Agreement, the Licensed IP or the Products (including but not limited to clinical trial insurance, once clinical trials have commenced) and for an amount in respect of each claim of at least the amount specified in the Details;

(ii)	insurance in respect of all claims and liabilities arising, whether at common law or under statute, relating to workers compensation or employer’s liability, from any accident or injury to any person employed by the Licensee in connection with the Exploitation of the Products. This insurance must be in compliance with all laws of the relevant jurisdiction in which the Products will be manufactured, marketed and Sold; and

(iii)	a professional indemnity insurance policy in connection with the activities to be carried out under this Agreement for an amount in respect of each claim of at least the amount specified in the Details.

(b)	Unless prohibited by law, the Licensee must ensure that all policies of insurance required to be taken out by it under this clause 10.6 include NSi and UNSW as interested parties on such policy.

(c)	Unless otherwise agreed by NSi in writing, any sub-contract or sub-licence granted by the Licensee with respect to the Licensed IP must require the sub-contractor or Sub-licensee to take out and maintain adequate insurance, including comprehensive public and product liability insurance policies, consistent with the requirements of this clause 10.6.

(d)	The Licensee must at NSi’s request provide NSi with certificates of currency for the policies required to be taken out by the Licensee under this clause 10.6 within 5 Business Days of such request.

(e)	The Licensee must immediately notify NSi of any cancellation or change to a relevant insurance policy which affects NSi’s or UNSW’s interests.

(f)	If any event occurs which may give rise to a claim involving NSi or UNSW under any policy of insurance to be taken out by the Licensee under this clause 10.6 the Licensee must:

(i)	notify NSi as soon as reasonably practicable, but in any event within 10 Business Days of the occurrence of that event; and

(ii)	ensure that NSi is kept fully informed of any subsequent actions and developments concerning the relevant claim.

(g)	The Licensee’s obligations to insure under this clause 10.6 are material obligations of this Agreement. Without limiting NSi’s rights at law, in equity, under this Agreement or otherwise, any failure by the Licensee to comply with a provision of this clause 10.6 entitles NSi, at its sole discretion, to terminate this Agreement and/or to invoice the Licensee for, or set off against any sum payable by NSi to the Licensee, all costs and expenses NSi incurs in taking out and maintaining a policy of insurance which Licensee has failed to take out as required.

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11.	LICENSEE IMPROVEMENTS

11.1	Disclosure by Licensee

The Licensee must disclose all Licensee Improvements to NSi promptly upon their creation.

11.2	Ownership of Licensee Improvements

All right, title and interest in all Licensee Improvements vests in and is hereby assigned to NSi with effect from its creation.

11.3	Licence of Licensee Improvements

All Licensee Improvements will be automatically included in the Licensed IP and licensed to the Licensee on the terms of this Agreement with effect from their creation.

11.4	Assistance

Upon request, each party must at its cost sign all documents and do all things (including requiring its officers, employees and contractors to sign documents) as may be necessary or desirable to vest, confirm, perfect and record the ownership rights of the other party under this clause 11.

12.	CONFIDENTIAL INFORMATION

12.1	Permitted use

The Licensee may use and disclose NSi’s Confidential Information comprised in the Licensed IP solely to the extent necessary for the Exploitation of the Licensed IP or Products in accordance with this Agreement.

12.2	Obligations of confidentiality

Subject to clause 12.1, each party must:

(a)	not use, and ensure that its employees, officers and agents do not use, any Confidential Information of the other party for any purpose other than compliance with its obligations under this Agreement;

(b)	take all action necessary to maintain the confidential nature of the Confidential Information of the other party, including keeping all records of that Confidential Information under lock and key or password protection;

(c)	not disclose any of the Confidential Information of the other party to any person other than those of its employees who need to have access to that Confidential Information for the purposes of compliance with its obligations under this Agreement, who are aware of the requirements of this Agreement, and who are bound by an enforceable obligation of confidentiality; and

(d)	destroy all documents and other materials in whatever form in its possession, power or control which contain or refer to any Confidential Information of the other party, on the earlier of expiry or termination of this Agreement, demand by the other party or the time they are no longer required for the purposes of this Agreement.

12.3	Uncertainty

If it is uncertain as to whether:

(a)	any information is Confidential Information; or

(b)	any Confidential Information is publicly available,

that information will be taken to be Confidential Information and not generally available to the public unless the disclosing party advises the recipient party in writing to the contrary or a court declares it to be publicly available.

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12.4	Disclosure required by law

Each party may disclose Confidential Information of the other party if legally compelled to do so by a judicial, administrative body or required to be disclosed pursuant to the listing rules of the stock exchange on which the shares of a party are quoted provided it takes all reasonably available legal measures to avoid such disclosure, and notifies the other party as soon as practicable after such disclosure is ordered so that the other party may seek an appropriate protective order or other remedy.

12.5	Acknowledgement

Each party acknowledges that due to the proprietary and competitively-sensitive nature of the Confidential Information of the other party, the other party would be irreparably harmed by any actual or threatened breach of this clause 12, and that monetary damages would be insufficient to remedy such actual or threatened breach.

13.	MEDIA AND PUBLICATIONS

13.1	Statements and use of name

(a)	A party may not make press or other announcements or releases relating to this Agreement or the matters the subject of this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

(b)	In any publication, press release, advertising or other promotional material relating to the Licensed IP:

	(i)	the Licensee must give due credit to UNSW and/or NSi as owner and/or licensor (as applicable), but must not otherwise use or permit to be used NSi’s or UNSW’s name without having previously obtained the consent in writing of NSi and/or UNSW (as applicable); and

	(ii)	must not intentionally make or permit to be made any inaccurate or misleading statement in relation to the Licensed IP or the Products.

13.2	Publication of Papers

A party must not publish any Paper without the prior written consent of the other party. Where a party wishes to obtain the other party’s consent for the publication of a Paper:

(a)	the party must provide to the other party a copy of the proposed Paper at least 30 days prior to the proposed date of publication (or submission for publication where applicable);

(b)	the other party may within 21 days of receipt of a proposed Paper reasonably object to or request a delay of the publication of the Paper in whole or in part providing reasons, in which case the party must not publish, or must delay the publication of, the Paper (as applicable). If the other party fails to object or request a delay within this period, the other party will be deemed to have consented to the publication of the Paper; and

(c)	a party must not unreasonably withhold its consent to the publication of a Paper, provided that it may withhold consent if it reasonably believes the publication will adversely affect the protection or commercialisation of any Intellectual Property owned by it.

13.3	Acknowledgements

Each party must acknowledge the role of the other party in any Paper, and each party must, where any significant advice or recommendations have been provided by an employee of the other party, appropriately acknowledge the authorship of that person, in each case in accordance with usual academic practice.

13.4	Student Theses

This clause 13 does not prohibit the examination of any student thesis provided that where a party validly objects to the publication of the thesis in accordance with clause 13, the examination of the thesis must be undertaken by examiners bound by written obligations of confidentiality, and the thesis may not be deposited in any library or otherwise made available to the public other than in accordance with this clause 13.

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14.	INFRINGEMENT AND ENFORCEMENT

14.1	Notice of proceedings

Each party must immediately give to the other party full details of any actual or suspected infringement or any action for revocation of any of the Licensed IP by a third party in the Territory (Infringement) of which it becomes aware. If such an Infringement occurs, the parties must consult with each other as to an appropriate course of action.

14.2	Licensee to enforce

If an Infringement occurs, the Licensee must, to the extent commercially and legally reasonable in accordance with the advice and resources available to it, institute and prosecute or defend (as applicable) proceedings in its own name at its cost to prevent infringement of the Licensed IP by the third party or revocation of the Licensed IP, or to defend any cross-claim asserting invalidity of the Licensed IP, and the Licensee must:

(a)	give NSi reasonable notice, keep NSi advised of the progress, and consult with NSi and accept the reasonable directions of NSi about the conduct of such proceedings;

(b)	provide to NSi on request, at no cost to NSi, copies of all documents used in or prepared for such proceedings;

(c)	indemnify NSi and UNSW against all actions, claims, loss, awards, costs, damages and expenses arising out of or in connection with those proceedings; and

(d)	the Licensee’s liability to indemnify NSi and UNSW under clause 14.2(c) will be reduced proportionally to the extent that any act or omission of NSi or UNSW contributed to the action, claim, loss, award, cost, damage or expense.

14.3	NSi may join action

If the Licensee institutes or defends proceedings with respect to an Infringement in accordance with clause 14.2, NSi may join the Licensee in such proceedings and may contribute to the costs and expenses of the proceedings.

14.4	NSi may proceed alone

If the Licensee fails to institute or defend proceedings with respect to an Infringement in accordance with clause 14.2, NSi may institute or defend such proceedings on its own in its own name and at its cost and may retain any damages or other amounts received through settlements or adjudications of such proceedings.

14.5	Third party claims

(a)	If proceedings are threatened or commenced by a third party against a party in any country on the ground that the Exploitation of the Licensed IP infringes an Intellectual Property rights vested in the third party, then:

(i)	the party threatened or sued must immediately notify the other party; and

(ii)	the parties will refer the matter to leading legal counsel for advice on whether a defence or threats action will have a reasonable chance of a successful outcome and whether there are circumstances making it imprudent to defend or commence proceedings.

(b)	If proceedings are threatened or commenced against a party, that party will be solely responsible for the defence of those proceedings and bringing any threats action, and indemnifies the other party against all actions, claims, loss, awards, costs, damages and expenses arising out of or in connection with those proceedings.

(c)	A party will not be required to defend any infringement proceedings brought by a third party or institute any threats action where leading counsel advises that it would be imprudent to defend or commence proceedings.

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14.6	Amendment

If the parties agree or NSi is advised by counsel that, prior to the defence or institution of proceedings, the specification of any Patent should be amended, NSi may apply to amend the specification.

14.7	Assistance

Each party agrees, on the request of the other party, at its cost to provide to the other party all information and assistance reasonably required by the other party in connection with any action or proceedings contemplated by this clause 14, including providing documents and witnesses to give evidence.

15.	WARRANTIES

15.1	Mutual warranties

Each party warrants that as at the date of execution of this Agreement:

(a)	it has the power and authority to enter into and perform its obligations under this Agreement and that the execution of this Agreement by it has been duly and validly authorised by all necessary corporate action;

(b)	its obligations under this Agreement are valid and binding and enforceable against it in accordance with their terms; and

(c)	this Agreement and its performance do not contravene its constituent documents or any law, or any of its obligations or undertakings by which it is bound, or cause a limitation on the powers of its corporate officers to be exceeded.

15.2	NSi’s warranties

NSi warrants that to the best of its actual knowledge as at the date of execution of this Agreement:

(a)	it owns the Licensed IP and has the right to grant the licences to the Licensed IP contained in this Agreement;

(b)	the Licensed IP constitutes all the Intellectual Property owned and developed by NSi in relation to the Patents;

(c)	no Background IP is required for the Exploitation of the Licensed IP by the Licensee;

(d)	there is no litigation pending in respect to the Licensed IP, and no claim or demand has been received by NSi from any person in relation to the ownership or validity of the Licensed IP;

(e)	the Licensed IP is not encumbered, mortgaged, or charged in any way, nor subject to any lien;

(f)	it has not granted to any person any licence to the Licensed IP which may conflict with the licences granted in this Agreement, other than as expressly permitted by this Agreement;

(g)	it is not aware of any matter (other than matters disclosed to the Licensee prior to the Commencement Date) that would or is likely to render any of the Patents invalid;

(h)	the disclosure of the Licensed IP and NSi’s Confidential Information to the Licensee, or by the Licensee to another person in accordance with this Agreement, will not be in breach of any obligation of confidentiality owed to another person; and

(i)	except as disclosed by NSi to the Licensee, and except for this Agreement, NSi has not entered into any deed, contract, arrangement or understanding dealing in any way with the Licensed IP.

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15.3	Limit on warranties

The warranties by NSi in clause 15.2 are given by NSi:

(a)	to the best of its actual knowledge, without having searched in any patent database in any country, and are given subject to anything that may be discovered from such a search and any research or other work being undertaken by any person, which may be concerned with the same subject matter as the Licensed IP, of which NSi is not aware; and

(b)	subject to all liabilities, contracts and other matters disclosed by or on behalf of NSi to the Licensee before the date of execution of this Agreement, and do not apply in respect of any matter disclosed in, or arising out of or in connection with, any such liabilities, contracts and other matters.

15.4	Licensee’s warranties

The Licensee warrants that as at the date of execution of this Agreement:

(a)	it has the necessary resources, skills and technical expertise to Exploit the Licensed IP and Products in accordance with and perform its obligations under this Agreement;

(b)	it has made its own assessment of the Licensed IP and Products and the commercial value of the licences granted under this Agreement;

(c)	it has exercised its independent skill and judgment and has carried out its own investigations in its decision to enter into this Agreement;

(d)	it has not relied on any advice, promise or representation made by or on behalf of NSi (including by UNSW or UNSW personnel) which has not been expressly included in this Agreement; and

(e)	it has obtained, or where required in the future will obtain, all authorisations, registrations, approvals and permits required by any governmental body or under any government legislation in any relevant jurisdiction in connection with the Licensee’s entry into and performance of this Agreement and the Exploitation of the Licensed IP and Products.

15.5	Exclusion of warranties

The Licensee acknowledges and agrees that:

(a)	NSi has not made or given, nor has any person on behalf of NSi made or given, any warranty, representation, undertaking or understanding whatsoever that is not expressly set out in this Agreement; and

(b)	NSi has not made and does not make any warranty or representation whatsoever as to:

(i)	the safety of the Licensed IP or the Products;

(ii)	the Exploitation of the Licensed IP or of the Products, except as set out in clause 15.2;

(iii)	the marketability of the Licensed IP or of the Products;

(iv)	the Exploitation prospects or success of any part of the Licensed IP or of the Products or the profits or revenues that may result from the Exploitation of the Licensed IP or the Products;

(v)	the validity of any right in respect of the Licensed IP, whether in respect of the Products or otherwise, except as set out in clause 15.2(g);

(vi)	NSi’s Confidential Information or the Know-how being complete or accurate;

(vii)	the Exploitation of the Licensed IP being lawful or not requiring the consent or approval of any person (including regulatory approval); and

(viii)	it being possible to grant an exclusive licence of the Licensed IP under the law of any jurisdiction within the Territory.

16.	LIABILITY

16.1	NSi’s exclusions

Except for liability under any Prescribed Terms (as defined in clause 16.2), to the extent permitted by law NSi excludes all liability to the Licensee arising out of or in connection with the suitability of the Licensed IP for the Exploitation of Products, the quality or performance of any Products, or the claims of third parties arising from the Exploitation of the Licensed IP or Products.

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16.2	Prescribed terms

(a)	Subject to any terms, conditions and warranties which the law expressly provides may not be excluded, restricted or modified, or may be excluded, restricted or modified only to a limited extent (Prescribed Terms), except as expressly set out in this Agreement, all conditions, warranties, terms and obligations expressed or implied by law or otherwise relating to the performance of a party’s obligations, or any goods or services supplied or to be supplied by a party, under this Agreement are excluded.

(b)	To the extent permitted by law, the liability of a party for a breach of a Prescribed Term implied into this Agreement is limited, at that party’s option, to the repair or replacement of the goods, the cost of repairing or replacing the goods, the re-supply of the services or the payment of the cost of re-supplying the services.

16.3	Consequential loss

To the extent permitted by law, a party will have no liability to the other party, however arising and under any cause of action or theory of liability, in respect of special, indirect or consequential damages, loss of profit (whether direct or indirect) or loss of business opportunity arising out of or in connection with this Agreement.

16.4	Indemnity by Licensee

The Licensee releases and indemnifies NSi, UNSW, and their officers, employees, consultants and agents, from and against all actions, claims, proceedings and demands (including those brought by third parties) which may be brought against it or them, whether on their own or jointly with the Licensee and whether at common law, under tort (including negligence), in equity, pursuant to statute or otherwise, in respect of any loss, death, injury, illness or damage arising out of:

(a)	any breach by the Licensee of its warranties or obligations under this Agreement;

(b)	any negligent act or omission or wilful misconduct of the Licensee or its officers, employees, consultants or agents;

(c)	the Exploitation of the Licensed IP or Products by or on behalf of the Licensee or its Sub-licensees, including but not limited to, breach of Intellectual Property rights of third parties arising in the course of such Exploitation;

(d)	the design, manufacture, marketing or supply of the Products by or on behalf of the Licensee or its Sub-licensees; or

(e)	any person’s use of any Products supplied by or on behalf of the Licensee or its Sub-licensees,

and from and against all damages, reasonable costs and expenses incurred in defending, satisfying or settling any such action, claim, proceeding or demand.

16.5	Cap on Liability

To the extent permitted by law, the total aggregate liability of NSi arising out of or in connection with the Licensed IP, the Products or this Agreement, whether based upon breach of contract, under common law, statute, tort (including any negligence) or otherwise, and whether or not NSi had been advised of the possibility of such loss or damage:

(a)	arising out of any one act, omission or event and any one series of related acts, omissions or events are not to exceed the amount of Licence Fees, paid by the Licensee to NSi in the 12 month period prior to the act, omission or event or the first in the series of acts, omissions or events giving rise to the liability; and

(b)	arising out of all acts, omissions and events whenever occurring is not to exceed the total amount of Licence Fees, paid to NSi under this Agreement,

less any Taxes forming part of those amounts and less any amounts paid by NSi to the Licensee within the relevant period.

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17.	TERM AND TERMINATION

17.1	Agreement to continue for Term

Subject to earlier termination in accordance with this Agreement, this Agreement will commence on the Commencement Date and continue in force for the Term.

17.2	Expiry of Intellectual Property rights during the Term

The licences granted under this Agreement expire in relation to a Product in a country once all Patents in that country any claim of which governs the Exploitation of that Product and all Other Statutory Rights in that country which subsist in the Exploitation of that Product expire, lapse, are found to be invalid or are rejected in a non-appealable or non-appealed decision, and all Know-how in respect of the Exploitation of that Product has entered the public domain.

17.3	Termination by NSi

(a)	NSi may terminate this Agreement, or the licence of any right in respect of the Licensed IP, by giving written notice to the Licensee if:

(i)	the Licence Fees, are in arrears and unpaid for a period of 30 days after they have become due and payable;

(ii)	the Licensee commits or allows to be committed a breach (other than a trivial breach causing no material harm) of this Agreement and, where the breach is capable of remedy, fails to remedy that breach within 30 days of receiving written notice from NSi describing the breach and asking for it to be remedied;

(iii)	the Licensee suffers a change in Control;

(iv)	an Insolvency Event occurs in relation to the Licensee;

(v)	the Licensee commits or allows to be committed a breach (other than a trivial breach causing no material harm) of the Shareholders Agreement or the Shareholders Variation Agreement and, where the breach is capable of remedy, fails to remedy that breach within 30 days of receiving written notice from NSi describing the breach and asking for it to be remedied; or

(vi)	the Licensee ceases or threatens to cease to carry on its business.

(b)	Clause 17.3(a)(iii) does not apply to:

(i)	a corporate reconstruction of Affiliates which, in the reasonable opinion of NSi, does not adversely affect the Licensee’s ability to perform this Agreement

(ii)	a change of Control occurring in accordance with the Shareholders Agreement or the Shareholders Variation Agreement;

(iii)	the Licensee is admitted to the official list of a recognised securities exchange.

17.4	Termination by Licensee

The Licensee may terminate this Agreement by giving written notice to NSi if:

(a)	NSi commits or allows to be committed a breach (other than a trivial breach causing no material harm) of this Agreement and, where the breach is capable of remedy, fails to remedy that breach within 60 days of receiving written notice from the Licensee describing the breach and asking for it to be remedied; or

(b)	an Insolvency Event occurs in relation to both NSi and UNSW.

17.5	Consequences of termination by NSi

Upon the termination by the Licensor in accordance with 17.3, the Licensee must promptly:

(a)	pay the Licensor all amounts owing under this Agreement, which become immediately due on termination;

(b)	except to the extent applicable law provides otherwise, cease Exploiting the Licensed IP;

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(c)	provide NSi with details of any sub-licences or other arrangements entered into by the Licensee relating to or relying upon the Licensed IP;

(d)	at NSi’s option deliver to NSi or erase or destroy, or procure the delivery, erasure or destruction (as applicable) of, all materials, including electronic storage, in the possession or under the control of the Licensee or its Affiliates containing any Confidential Information of NSi; and

(e)	deliver to NSi a statutory declaration made by an authorised officer of the Licensee declaring that to the best of that person’s knowledge and belief (after having made proper inquiries) none of Licensee, its Affiliates and their officers, employees, agents, contractors or advisers have retained any Confidential Information of NSi and that the Licensee has fully complied with its obligations under clause 17.5(d).

17.6	Consequences of termination by the Licensee

Upon the termination by the Licensee in accordance with 17.4, the Licensor must promptly:

(a)	pay the Licensee all amounts owing under this Agreement, which become immediately due on termination;

(b)	assign and transfer all its ownership rights to the Licensed IP to the Licensee at a nominal consideration of $1 (Transfer) ;

(c)	sign and deliver all documents and do all things necessary to effect the Transfer.

Upon the termination by the Licensee in accordance with 17, the Licensee shall be deemed as appointed as the attorney of the Licensor to:

(d)	effect the Transfer;

(e)	take all action required under to this clause to effect the Transfer; and

(f)	execute and deliver an instrument of transfer in relation to the Transfer; and

(g)	any other document that, in the opinion of the attorney, is necessary or appropriate to enable the Transfer.

17.7	Other remedies

Termination of this Agreement by a party under clauses 9.3, 17.3 or 17.4 is without prejudice to each party’s right to sue for and recover any monies then due in respect of any previous breach by the other party of this Agreement.

17.8	Survival

Clauses 6.1, 6.2, 10.6, 12, 13, 15, 16, 17.5, 17.7, 18.2(b) and 19 survive the termination or expiry of this Agreement for any reason.

18.	FORCE MAJEURE

18.1	Relief for Force Majeure

If a party is wholly or partly unable to carry out its obligations under this Agreement (other than an obligation to pay money) because of Force Majeure, the obligations of that party will be suspended provided that:

(a)	within a reasonable time after the occurrence of the Force Majeure, the party gives the other party a written notice specifying the Force Majeure;

(b)	the relevant obligations will be suspended only to the extent that the obligations are affected by Force Majeure;

(c)	the relevant obligations will be suspended during, but no longer than, the continuance of the Force Majeure, and such further period as is reasonable in the circumstances; and

(d)	the party giving the notice uses its best efforts to promptly abate the Force Majeure.

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18.2	Other party may terminate

(a)	If a party is wholly or partly unable to carry out its obligations under this Agreement due to Force Majeure for a period of more than 3 months, the other party may terminate this Agreement or the licence of any right in respect of the Licensed IP by giving written notice.

(b)	Termination under this clause 18.2 is without prejudice to the rights of any party arising before or due to the event giving rise to termination, or from any breach of this Agreement.

19.	DISPUTE RESOLUTION

19.1	No proceedings

If a dispute arises out of or in connection with this Agreement (Dispute), no party may start court or arbitration proceedings (except proceedings seeking urgent interlocutory relief) unless it has complied with this clause 19.

19.2	Dispute resolution

(a)	A party claiming that a Dispute has arisen must give written notice to the other party giving details of the Dispute (Notification).

(b)	Within 14 days (or any longer period agreed by the parties) of receipt by the other party of a Notification, the Chief Executive Officers (or equivalent) of each party must personally or through a nominee attempt in good faith to resolve the Dispute, failing which the parties must seek to agree on an alternative dispute resolution technique to resolve the Dispute.

(c)	If the parties fail to agree on the dispute resolution technique to be used within a further 7 days (or any longer period agreed by the parties), the Dispute will be referred to mediation by, and in accordance with the rules of, the Australian Commercial Disputes Centre Limited. The mediation will be conducted in Sydney in the English language.

(d)	If there is no resolution of the Dispute within 30 Business Days of mediation under clauses 19.2(c), any party may commence legal proceedings in any court or tribunal in relation to a matter that is the subject of a Dispute.

(e)	The parties must continue to perform their respective obligations under this Agreement pending the resolution of a Dispute.

(f)	Each party must bear its own costs of complying with this clause 19.

20.	GENERAL

(a)	This Agreement contains the entire agreement between the parties as to its subject matter and may only be amended in writing signed by all parties.

(b)	Notices must be given to the parties’ addresses set out at the front of this Agreement or as otherwise notified by the parties in writing and must be delivered in person or sent by email, fax or prepaid post (airmail if international). Notices will be deemed to have been received:

(i)	if delivered in person, on the date of delivery;

(ii)	if sent by email, an email is deemed to be received 2 hours after the time sent (as recorded on the device from which the sender sent the email), unless the sender receives an automated message that the email has not been delivered.;

or

(iii)	if sent by prepaid post, 3 business days after posting (7 business days if sent to or from a place outside of Australia).

(c)	No delay or indulgence by a party in enforcing this Agreement will prejudice or restrict the rights of that party, nor will a waiver of those rights operate as a waiver of a subsequent breach.

(d)	No part of this Agreement is to be construed to the disadvantage of a party because that party was responsible for its preparation.

(e)	Nothing in this Agreement may be construed as creating a relationship of partnership, joint venture employment, principal and agent or trustee and beneficiary.

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(f)	A party, at the request of another party, must do all things and sign all documents necessary to give effect to this Agreement.

(g)	If any provision of this Agreement is or becomes invalid or unenforceable then, if the provision can be read down to make it valid and enforceable without materially changing its effect, it must be read down, and otherwise the offending provision must be severed and the remaining provisions will operate as if the provision had not been included.

(h)	This Agreement is governed by the laws of New South Wales, Australia, and the parties submit to the non-exclusive jurisdiction of the courts of that State.

(i)	Each signatory to this Agreement warrants that he or she has authority to bind the party that he or she is stated to represent.

(j)	This Agreement may be executed in any number of counterparts all of which taken together will constitute one agreement.

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Table of Contents

1.	DEFINITIONS AND INTERPRETATION	3
2.	LICENCE	7
3.	SUB-LICENCES	8
4.	PAYMENTS	9
5.	TAXES	9
6.	ACCOUNTS	10
7.	PROSECUTION AND MAINTENANCE OF PATENTS	10
8.	NO CHALLENGE TO VALIDITY	11
9.	EXPLOITATION BY LICENSEE	11
10.	PRODUCTS	12
11.	LICENSEE IMPROVEMENTS	14
12.	CONFIDENTIAL INFORMATION	14
13.	MEDIA AND PUBLICATIONS	15
14.	INFRINGEMENT AND ENFORCEMENT	16
15.	WARRANTIES	17
16.	LIABILITY	18
17.	TERM AND TERMINATION	20
18.	FORCE MAJEURE	21
19.	DISPUTE RESOLUTION	22
20.	GENERAL	22

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Annexure 1

Patents

NSi Ref/ID	Title	Type of Patent Application	Application No	Patent No	Priority date	Country
06_2020-03	Organo-arsenoxide compounds and use thereof	National Phase	2668010	2668010	1/11/2006	Canada
06_2020-04	Organo-arsenoxide compounds and use thereof	National Phase	200780043989.2	ZL200780043989.2	1/11/2006	China
06_2020-06	Organo-arsenoxide compounds and use thereof	National Phase	2558/CHENP/09	281402	1/11/2006	India
06_2020-07	Organo-arsenoxide compounds and use thereof	National Phase	2009-533614	5301449	1/11/2006	Japan
06_2020-08	Organo-arsenoxide compounds and use thereof	National Phase	12/513159	8268883	1/11/2006	United States
06_2020-09	Organo-arsenoxide compounds and use thereof	National Phase	2007314076	2007314076	1/11/2006	Australia
06_2020-10	Organo-arsenoxide compounds and use thereof	Divisional	13/586959	9765101	1/11/2006	United States
06_2020-11	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	2069371	1/11/2006	Belgium
06_2020-12	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	2069371	1/11/2006	France
06_2020-13	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	602007029092.9	1/11/2006	Germany
06_2020-14	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	502013902165127	1/11/2006	Italy
06_2020-15	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	7815480.4	1/11/2006	Spain
06_2020-16	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	2069371	1/11/2006	Switzerland
06_2020-17	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	2069371	1/11/2006	Netherlands
06_2020-18	Organo-arsenoxide compounds and use thereof	National Phase	7815480.4	2069371	1/11/2006	United Kingdom
2015-045-02	Pharmaceutical combinations of organo-arsenoxide compounds and mTOR inhibitors	National Phase	2015398613		15/06/2015	Australia
2015-045-09	Pharmaceutical combinations of organo-arsenoxide compounds and mTOR inhibitors	Divisional	16/915478		15/06/2015	United States

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Annexure 2

Milestones

For convenience, the milestones and share issue timetable are as at the commencement date are as set below. For the avoidance of doubt, the milestones set out in clause 3.1 of Schedule 5 of the Shareholders Variation Agreement will take priority over the milestones set out below.

The Licensee must issue the Shares, as follows:

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					Shares to be issued			Notes to be issued
#		Milestone	Estimated date	Amount to be paid by Beroni	Beroni	NSi - Shares	Total Shares to be issued	NSi - Notes	NSi Shares + Notes
0		Provided under term sheet with Cystemix	received	$400,000	40,000	60,000	100,000	0	60,000
		Progress payments to PENAO	March, June, August 2020	$350,000	35,000	0	35,000	52,500	52,500
1		Revision to Shareholders Agreement and enter Convertible Notes Agreement	31-Dec-20	$300,000	30,000	9,000	39,000	36,000	45,000
2		Initiation of drug manufacturing campaign with an approved contract manufacturing organisation	1-Mar-21	$1,300,000	130,000	83,115	213,115	111,885	195,000
3		China NMPA engagement	1-Jun-21	$1,500,000	150,000	95,902	245,902	129,098	225,000
4		Progress payment	1-Sep-21	$1,000,000	100,000	63,934	163,934	86,066	150,000
5		Contract Research Organisation engagement	1-Dec-21	$1,000,000	100,000	63,934	163,934	86,066	150,000
6		Clinical Study Site Initiation	1-Mar-22	$1,000,000	100,000	63,934	163,934	86,066	150,000
7	a	Progress payment	1-Jun-22	$1,000,000	100,000	63,934	163,934	86,066	150,000
7	b	Progress payment	1-Sep-22	$1,000,000	100,000	63,934	163,934	86,066	150,000
7	c	Progress payment	1-Dec-22	$1,000,000	100,000	63,934	163,934	86,066	150,000
		TOTAL		$9,850,000	985,000	631,621	1,616,621	845,879	1,477,500
		Proportion of shareholding			60.93%	39.07%

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